GARB OIL & POWER CORPORATION, INC.

FINANCIAL CODE OF ETHICS

It is of critical importance that documents filed with, or submitted to, the Securities and Exchange Commission (the “SEC”) by Garb Oil & Power Corporation, Inc. (“Garb”) be accurate and timely. Depending on their position with Garb, employees may be called upon to provide information to assure that Garb’s SEC reports and submissions are complete, fair, and understandable. Garb expects all of its employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to Garb’s SEC disclosure requirements.

Garb’s Chief Executive Officer (the “CEO”) and Finance Department personnel have a special role both to adhere to the principles of integrity and also to ensure that a culture exists throughout Garb as a whole that ensures the fair and timely reporting of Garb’s financial results and conditions. Because of this special role, the CEO and all members of Garb’s Finance Department, including, but not limited to, Garb’s principal financial officer, principal accounting officer or controller, or persons performing similar functions, are bound by this Financial Code of Ethics (the “Code”), and by accepting the Code, each agrees that he or she will:

●	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

●	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in the reports and documents that Garb files with, or submits to, the SEC and in other public communications made by Garb.

●	Comply with the rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

●	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

●	Respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage.

●	Share job knowledge and maintain skills important and relevant to stakeholders’ needs.

●	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community.

●	Achieve responsible use of, and control over, all Garb assets and resources employed by, or entrusted to yourself, and your department.

●	Receive the full and active support and cooperation of Garb’s officers, senior staff, and all employees in the adherence to this Code.

●	Promptly report to the CEO any conduct by any person other than a Garb officer believed to be in violation of law or business ethics or in violation of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

●	Promptly report to Garb’s Board of Directors any conduct by a Garb officer believed to be in violation of law or business ethics or in violation of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the CEO, as the case may be, will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

The Board of Directors sitting with active quorum and not pursuant to a delegated authority to any other committee thereof may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed as required by SEC and the rules of any securities exchange on which Garb’s securities are listed.

Garb does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

GARB OIL & POWER CORPORATION, INC.

FINANCIAL CODE OF ETHICS

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

(To be signed and returned to Garb Oil & Power Corporation, Inc.’s Chief Executive Officer.)

I,                                                                       , acknowledge that I have received and read a copy of the Financial Code of Ethics of Garb Oil & Power Corporation, Inc. (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Executive Officer and/or the Board of Directors if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

Name:

Date: